Exhibit 12
MONSANTO COMPANY

Ratio of Earnings to Fixed Charges(1)(2)	Year Ended Aug. 31,
(Dollars in millions except for ratios)	2014	2013	2012	2011	2010
EARNINGS:
Income from Continuing Operations Before Income Taxes	$3,827	$3,429	$2,988	$2,374	$1,490
Add:
Fixed charges	327	246	257	234	227
Equity affiliate income — net	8	(15)	(10)	(21)	(16)
Amortization of capitalized interest	17	16	15	15	14
Less:
Capitalized interest	(28)	(23)	(21)	(22)	(25)
Earnings available for fixed charges	$4,151	$3,653	$3,229	$2,580	$1,690
FIXED CHARGES:
Interest expense(3)	$250	$176	$191	$172	$167
Capitalized interest	28	23	21	22	25
Portion of rents representative of interest factor	49	47	45	40	35
Total Fixed Charges	$327	$246	$257	$234	$227
Ratio of Earnings to Fixed Charges	12.69	14.85	12.56	11.03	7.44

(1)	Monsanto has not paid any preference security dividends and, therefore, has not included the ratio of combined fixed charges and preference security dividends to earnings for the relevant periods.

(2)	The operating results of the Dairy business have been conformed to discontinued operations presentation for all relevant fiscal years presented.

(3)	Includes amortization of deferred debt issuance costs and the interest component of the income tax provision.

Debt to Capital Ratio(1)	Year Ended Aug. 31,
(amounts in millions except for percentages)	2014	2013	2012	2011	2010
Short-Term Debt	$233	$51	$36	$678	$241
Long-Term Debt	7,528	2,061	2,038	1,543	1,862
Total Debt	7,761	2,112	2,074	2,221	2,103
Total Monsanto Company Shareowners’ Equity	7,875	12,559	11,833	11,545	10,069
Debt-to-Capital Ratio	50%	14%	15%	16%	17%

(1)	Debt-to-capital ratio is the sum of short-term and long-term debt, divided by the sum of short-term and long-term debt and shareowners’ equity.

Current Ratio(1)	Year Ended Aug. 31,
(amounts in millions except for ratios)	2014	2013	2012	2011	2010
Total Current Assets	$9,675	$10,077	$9,658	$8,809	$7,050
Total Current Liabilities	5,112	4,336	4,221	4,729	3,556
Current Ratio	1.89	2.32	2.29	1.86	1.98

(1)	Current ratio represents total current assets divided by total current liabilities.